As filed with the Securities and Exchange Commission on March 17, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas

74-1492779

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12377 Merit Drive, Suite 1700, LB 82 Dallas, Texas	75251
(Address of Principal Executive Offices)	(Zip Code)

EXCO Resources, Inc. 2005 Long-Term Incentive Plan

(Full title of the plan)

Douglas H. Miller

Chairman and Chief Executive Officer

12377 Merit Drive, Suite 1700, LB 82

Dallas, Texas 75251

(Name and address of agent for service)

(214) 368-2084

(Telephone number, including area code, of agent for service)

with copies of communications to:

William L. Boeing

Haynes and Boone, LLP

2505 N. Plano Road, Suite 4000

Richardson, Texas 75082

(972) 680-7550

(972) 680-7551 (fax)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)(3)
Common Stock, par value $0.001 per share	10,000,000	$12.26	$122,600,000	$13,119

(1)          In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act, based upon the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on March 16, 2006.

(3)          The Registrant previously paid (i) a fee of $88,275 in connection with the initial filing of its Registration Statement on Form S-1 (File No. 333-129935) on November 23, 2005 to register shares at a proposed maximum aggregate offering of $750,000,000 and (ii) an additional fee of $8,025 in connection with the filing of its Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-129935) on January 6, 2006 (collectively, and as subsequently amended, the “S-1 Registration Statement”) to register shares at a proposed maximum aggregate offering price of $825,000,000. The Registrant subsequently sold 53,615,200 shares at $13.00 per share under the S-1 Registration Statement. Pursuant to Rule 457(p) under the Securities Act, $13,119 of the filing fee previously paid, but not used, by the Registrant in connection with the filing of the S-1 Registration Statement is to be offset against the registration fee due in connection with the filing of this Registration Statement on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the EXCO Resources, Inc. 2005 Long-Term Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents set forth below are hereby incorporated by reference in this registration statement:

(i)                         our prospectus filed with the Commission on February 9, 2006 (File No. 333-129935) pursuant to Rule 424(b)(4) under the Securities Act, which includes audited financial statements for our fiscal year ended December 31, 2004;

(ii)                      our Current Report on Form 8-K filed with the Commission on February 14, 2006;

(iii)                   our Current Report on Form 8-K/A filed with the Commission on February 21, 2006; and

(iv)                  the description of our common stock appearing under the heading “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A (File No. 001-32743) filed with the Commission on February 6, 2006.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Fourteen of our Third Amended and Restated Articles of Incorporation provides that to the fullest extent permitted by the Texas Business Corporations Act, or TBCA, and the Texas Miscellaneous Corporation Laws Act, or TMCLA, our directors will have no personal liability to us or our shareholders for any acts or omissions in the director’s performance of his or her duties as a director. Article 1302-7.06 of the TMCLA permits us to limit the personal liability of directors to us or our shareholders for monetary damages for any act or omission in a director’s capacity as director, except for liability for any of the following:

(1)   A breach of the director’s duty of loyalty to us or our shareholders;

(2)   An act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or knowing violation of the law;

(3)   A transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s office;

(4)   An act or omission for which the liability of a director is expressly provided by an applicable statute.

Article Fourteen further provides that if the TBCA or TMCLA are amended to authorize further elimination of the personal liability of directors, then the liability of a director shall be eliminated to the fullest extent permitted by the TBCA and the TMCLA, as so amended.

Any repeal or modification of Article Fourteen by our shareholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification, nor will any repeal or modification of those provisions of the TBCA or TMCLA that concerns the limitations of director liability be construed to adversely affect any right or protection of a director existing at the time of such repeal or modification unless such adverse construction is required by law.

Article Thirteen of our Third Amended Restated Articles of Incorporation and Article Six of our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the TBCA and the TMCLA, except as described below with respect to securities law violations. Our bylaws further provide that we must pay or reimburse reasonable expenses incurred by one of our directors or officers who was, is or is threatened to be made a named defendant or respondent in a proceeding to the maximum extent permitted under the TBCA. We believe that these provisions are necessary.

In the event that a claim for indemnification is made for liabilities arising under the Securities Act, the indemnification shall not be made or allowed unless:

(1)   the claim for indemnification under the circumstances is predicated upon the prior successful defense by the applicant of any action, suit or proceeding;

(2)   our Board of Directors receives an opinion of our counsel to the effect that it has been settled by controlling precedent that indemnification under the circumstances is not against public policy as expressed in the Securities Act; or

(3)   a court of appropriate jurisdiction finally adjudicates in an action, suit or proceeding in which we submit the issue to the court prior to allowance of the claim that indemnification under the circumstances is not contrary to the public policy expressed in the Securities Act.

Under Article 2.02-1 of the TBCA, subject to the procedures and limitations stated therein, we may indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of ours against judgment, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the proceeding if it is determined that the person seeking indemnification:

• acted in good faith;

• reasonably believed that his or her conduct was in or at least not opposed to our best interests; and

• in the case of a criminal proceeding, has no reasonable cause to believe his or her conduct was unlawful.

We are required by Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by the director or officer in connection with a proceeding in which the director or officer is a named defendant or respondent because the director or officer is or was in that position if the director or officer has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBCA prohibits us from indemnifying a director or officer in respect of a proceeding in which the person is found liable to us or on the basis that a personal benefit was improperly received by him or her, other than for reasonable expenses (including court costs and attorneys’ fees) actually incurred by him or her in connection with the proceeding; provided, that the TBCA further prohibits us from indemnifying a director or officer in respect of any such proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duties.

Under Article 2.02-1(J) of the TBCA, a court of competent jurisdiction may order us to indemnify a director or officer if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances; however, if the director or officer is found liable to us or is found liable on the basis that a personal benefit was improperly received by him or her, the indemnification will be limited to reasonable expenses (including court costs and attorneys’ fees) actually incurred by him or her in connection with the proceeding.

Pursuant to the merger agreement dated March 11, 2003 among ER Acquisition, Inc., EXCO Holdings Inc. and us in connection with the going private transaction, EXCO Holdings Inc. and we indemnified each person who served as an officer or director of ours prior to the effective time of the merger until the later of six years after the effective time of the merger or the expiration of any statute of limitations applicable to the claim under which indemnification is sought, against liabilities for their actions or omissions as directors or officers before the effective time of the merger. The merger agreement further provided that for a period of six years after the effective time of the merger, we must maintain directors’ and officers’ liability insurance protection with the same coverage and in the same amount as and on terms no less favorable to the covered officers and directors than that provided by our pre-merger insurance policies. The persons benefiting from the insurance provisions of the merger agreement include all persons who served as our directors and executive officers during the period from August 1, 2002 until the effective time of the merger.

We maintain insurance policies for our officers and directors against certain liabilities, including liabilities under the Securities Act and the Exchange Act. The effect of these policies is to indemnify any of our officers and directors against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Third Amended and Restated Articles of Incorporation of EXCO Resources, Inc., filed as an Exhibit to EXCO’s Current Report on Form 8-K, filed on February 14, 2006 and incorporated by reference herein.

4.2	Amended and Restated Bylaws of EXCO Resources, Inc., filed as an Exhibit to EXCO’s Current Report on Form 8-K, filed on February 14, 2006 and incorporated by reference herein.

4.3

Indenture among EXCO Resources, Inc., the Subsidiary Guarantors and Wilmington Trust Company, as Trustee, dated as of January 20, 2004, filed as exhibit (b)(2) to Amendment No. 4 to the Schedule TO filed by NCE Acquisition, Inc. and EXCO Resources, Inc. on January 21, 2004 and incorporated by reference herein.

4.4

First Supplemental Indenture by and among EXCO Resources, Inc., North Coast Energy, Inc., North Coast Energy Eastern, Inc. and Wilmington Trust Company, as Trustee, dated as of January 27, 2004, filed as an Exhibit to EXCO’s Registration Statement on Form S-4 filed on March 25, 2004 and incorporated by reference herein.

4.5

Second Supplemental Indenture by and among EXCO Resources, Inc., Pinestone Resources, LLC and Wilmington Trust Company, as Trustee, dated as of December 21, 2004, filed as an Exhibit to EXCO’s Annual Report on Form 10-K for 2004 filed on March 31, 2005 and incorporated by reference herein.

4.6

Third Supplemental Indenture by and among EXCO Resources, Inc., TXOK Acquisition, Inc. and Wilmington Trust Company, as Trustee, dated as of February 14, 2006, filed as an Exhibit to EXCO’s Current Report on Form 8-K, filed on February 21, 2006 and incorporated by reference herein.

4.7	Form of 7 1/4% Global Note Due 2011, filed as an Exhibit to EXCO’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 filed on April 20, 2004 and incorporated by reference herein.

4.8

Registration Rights Agreement by and among EXCO Resources, Inc., Credit Suisse Securities (USA) LLC, Banc One Capital Markets, Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., Comerica Securities, Inc., Fleet Securities, Inc., Scotia Capital (USA) Inc. and TD Securities (USA) Inc., dated January 20, 2004, filed as an Exhibit to EXCO’s Registration Statement on Form S-4 filed on March 25, 2004 and incorporated by reference herein.

4.9

Registration Rights Agreement by and among EXCO Resources, Inc., certain domestic subsidiaries of EXCO Resources, Inc., as guarantors, and Credit Suisse Securities (USA) LLC, Banc One Capital Markets, Inc., BNP Paribas Securities Corp., Comerica Securities, Inc., Scotia Capital (USA) Inc. and TD Securities (USA) Inc, dated April 1, 2004, filed as an Exhibit to EXCO’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 filed on April 20, 2004 and incorporated by reference herein.

4.10

Pledge Agreement by and between EXCO Resources, Inc. and Wilmington Trust Company, as trustee, dated January 20, 2004, filed as an Exhibit to EXCO’s Registration Statement on Form S-4 filed on March 25, 2004 and incorporated by reference herein.

4.11

Specimen stock certificate for common stock offered hereby, filed as an Exhibit to EXCO’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-129935) filed on January 27, 2006 and incorporated by reference herein.

Exhibit No.	Description
4.12

First Amended and Restated Registration Rights Agreement, by and among EXCO Holdings Inc. and the Initial Holders (as defined therein), effective January 5, 2006, filed as an Exhibit to EXCO’s Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-129935) filed on January 6, 2006 and incorporated by reference herein.

4.13+	EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed herewith.

4.14+	Form of Incentive Stock Option Agreement for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed herewith.

4.15+	Form of Nonqualified Stock Option Agreement for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed herewith.

4.16+	Form of Restricted Stock Award Agreement for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed herewith.

5.1	Legal Opinion of Haynes and Boone, LLP, filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, filed herewith.

23.2	Consent of Ernst & Young LLP, filed herewith.

23.3	Consent of KPMG LLP, filed herewith.

23.4	Consent of Hausser + Taylor LLC, filed herewith.

23.5	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

23.6	Consent of Lee Keeling and Associates, Inc., filed herewith.

23.7	Consent of Ralph E. Davis Associates, Inc., filed herewith.

23.8	Consent of Schlumberger Data and Consulting Services, filed herewith.

24.1	Power of Attorney (included on signature page to this registration statement).

+             Management contract or compensatory plan, contract or arrangement.

Item 9. Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 17th day of March, 2006.

EXCO RESOURCES, INC.

By:	/s/ DOUGLAS H. MILLER
Douglas H. Miller
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of EXCO Resources, Inc., a Texas corporation, do hereby constitute and appoint Douglas H. Miller, Stephen F. Smith or J. Douglas Ramsey, and each of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this registration statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act this registration statement has been signed below by the following persons and in the following capacities on the 17th day of March, 2006.

Signature	Title

/s/ JEFFREY D. BENJAMIN	Director
Jeffrey D. Benjamin

/s/ EARL E. ELLIS	Director
Earl E. Ellis

/s/ DOUGLAS H. MILLER	Chairman and Chief Executive Officer
Douglas H. Miller

/s/ ROBERT H. NIEHAUS	Director
Robert H. Niehaus

/s/ BOONE PICKENS	Director
Boone Pickens

/s/ J. DOUGLAS RAMSEY	Vice President, Chief Financial Officer, Chief Accounting
J. Douglas Ramsey	Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ STEPHEN F. SMITH	Vice Chairman, President and Secretary
Stephen F. Smith

/s/ ROBERT L. STILLWELL	Director
Robert L. Stillwell

EXHIBIT INDEX

Exhibit No.	Description
4.1	Third Amended and Restated Articles of Incorporation of EXCO Resources, Inc., filed as an Exhibit to EXCO’s Current Report on Form 8-K, filed on February 14, 2006 and incorporated by reference herein.

4.2	Amended and Restated Bylaws of EXCO Resources, Inc., filed as an Exhibit to EXCO’s Current Report on Form 8-K, filed on February 14, 2006 and incorporated by reference herein.

4.3

Indenture among EXCO Resources, Inc., the Subsidiary Guarantors and Wilmington Trust Company, as Trustee, dated as of January 20, 2004, filed as exhibit (b)(2) to Amendment No. 4 to the Schedule TO filed by NCE Acquisition, Inc. and EXCO Resources, Inc. on January 21, 2004 and incorporated by reference herein.

4.4

First Supplemental Indenture by and among EXCO Resources, Inc., North Coast Energy, Inc., North Coast Energy Eastern, Inc. and Wilmington Trust Company, as Trustee, dated as of January 27, 2004, filed as an Exhibit to EXCO’s Registration Statement on Form S-4 filed on March 25, 2004 and incorporated by reference herein.

4.5

Second Supplemental Indenture by and among EXCO Resources, Inc., Pinestone Resources, LLC and Wilmington Trust Company, as Trustee, dated as of December 21, 2004, filed as an Exhibit to EXCO’s Annual Report on Form 10-K for 2004 filed on March 31, 2005 and incorporated by reference herein.

4.6

Third Supplemental Indenture by and among EXCO Resources, Inc., TXOK Acquisition, Inc. and Wilmington Trust Company, as Trustee, dated as of February 14, 2006, filed as an Exhibit to EXCO’s Current Report on Form 8-K, filed on February 21, 2006 and incorporated by reference herein.

4.7	Form of 7 1/4% Global Note Due 2011, filed as an Exhibit to EXCO’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 filed on April 20, 2004 and incorporated by reference herein

4.8

Registration Rights Agreement by and among EXCO Resources, Inc., Credit Suisse Securities (USA) LLC, Banc One Capital Markets, Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., Comerica Securities, Inc., Fleet Securities, Inc., Scotia Capital (USA) Inc. and TD Securities (USA) Inc., dated January 20, 2004, filed as an Exhibit to EXCO’s Registration Statement on Form S-4 filed on March 25, 2004 and incorporated by reference herein.

4.9

Registration Rights Agreement by and among EXCO Resources, Inc., certain domestic subsidiaries of EXCO Resources, Inc., as guarantors, and Credit Suisse Securities (USA) LLC, Banc One Capital Markets, Inc., BNP Paribas Securities Corp., Comerica Securities, Inc., Scotia Capital (USA) Inc. and TD Securities (USA) Inc, dated April 1, 2004, filed as an Exhibit to EXCO’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 filed on April 20, 2004 and incorporated by reference herein

4.10

Pledge Agreement by and between EXCO Resources, Inc. and Wilmington Trust Company, as trustee, dated January 20, 2004, filed as an Exhibit to EXCO’s Registration Statement on Form S-4 filed on March 25, 2004 and incorporated by reference herein

4.11

Specimen stock certificate for common stock offered hereby, filed as an Exhibit to EXCO’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-129935) filed on January 27, 2006 and incorporated by reference herein.

4.12

First Amended and Restated Registration Rights Agreement, by and among EXCO Holdings Inc. and the Initial Holders (as defined therein), effective January 5, 2006, filed as an Exhibit to EXCO’s Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-129935) filed on January 6, 2006 and incorporated by reference herein.

4.13+	EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed herewith.

4.14+	Form of Incentive Stock Option Agreement for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed herewith.

4.15+	Form of Nonqualified Stock Option Agreement for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed herewith.

4.16+	Form of Restricted Stock Award Agreement for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, filed herewith.

5.1	Legal Opinion of Haynes and Boone, LLP, filed herewith.

Exhibit No.	Description
23.1	Consent of PricewaterhouseCoopers LLP, filed herewith.

23.2	Consent of Ernst & Young LLP, filed herewith.

23.3	Consent of KPMG LLP, filed herewith.

23.4	Consent of Hausser + Taylor LLC, filed herewith.

23.5	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

23.6	Consent of Lee Keeling and Associates, Inc., filed herewith.

23.7	Consent of Ralph E. Davis Associates, Inc., filed herewith.

23.8	Consent of Schlumberger Data and Consulting Services, filed herewith.

24.1	Power of Attorney (included on signature page to this registration statement).

+             Management contract or compensatory plan, contract or arrangement.